Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-181470

June 10, 2014

iStar Financial Inc.

Pricing Term Sheet

$550,000,000 4.00% Senior Notes due 2017

$770,000,000 5.00% Senior Notes due 2019

This pricing term sheet is qualified in its entirety by reference to the Issuer’s preliminary prospectus supplement dated June 9, 2014 and the accompanying prospectus (together, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used and not defined herein have the meanings assigned to them in the Preliminary Prospectus.

4.00% Senior Notes due 2017

Issuer:	iStar Financial Inc.

Title of Security:	4.00% Senior Notes due 2017 (“2017 Notes”)

Ranking:	Senior unsecured notes

Size:	$550,000,000

Gross Proceeds:	$550,000,000

Net Proceeds (before expenses):	$544,500,000

Maturity:	November 1, 2017

Coupon:	4.00%

Public Offering Price:	100%, plus accrued and unpaid interest from June 13, 2014

Yield to Maturity:	4.00%

Spread to Benchmark Treasury:	+289 basis points

Benchmark Treasury:	UST 0.750% due 10/31/17

Interest Payment Dates:	Semi-annually on May 1 and November 1, commencing November 1, 2014; interest to accrue from June 13, 2014

Record Dates:	April 15 and October 15

Equity Clawback:	Up to 35% at 104.00% prior to August 1, 2017

Optional Redemption:	Make-whole call @ T+50 bps prior to August 1, 2017

On or after August 1, 2017: 100.00%

Change of Control Triggering Event:

If a Change of Control Triggering Event occurs, each Holder will have the right to require that the Issuer purchase all or a portion of such Holder’s 2017 Notes at a purchase price equal to 101% of the principal amount of such 2017 Notes plus accrued and unpaid interest to, but excluding, the date of purchase.

Trade Date:	June 10, 2014

Settlement Date:	T+3; June 13, 2014

Distribution:	SEC registered

CUSIP:	45031U BX8

ISIN:	US45031UBX81

Denominations/Multiple:	$2,000 x $1,000

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
J.P. Morgan Securities LLC

Use of Proceeds:

The Issuer will use the net proceeds from the offering of the 2017 Notes and the 2019 Notes, together with cash on hand, to repay in full the approximately $1.32 billion outstanding balance under, and terminate, the 2013 Credit Agreement.

5.00% Senior Notes due 2019

Issuer:	iStar Financial Inc.

Title of Security:	5.00% Senior Notes due 2019 (“2019 Notes”)

Ranking:	Senior unsecured notes

Size:	$770,000,000

Gross Proceeds:	$770,000,000

Net Proceeds (before expenses):	$758,450,000

Maturity:	July 1, 2019

Coupon:	5.00%

Public Offering Price:	100%, plus accrued and unpaid interest from June 13, 2014.

Yield to Maturity:	5.00%

Spread to Benchmark Treasury:	+329 basis points

Benchmark Treasury:	UST 1.500% due 05/31/19

Interest Payment Dates:	Semi-annually on July 1 and January 1, commencing January 1, 2015; interest to accrue from June 13, 2014

Record Dates:	June 15 and December 15

Equity Clawback:	Up to 35% at 105.00% prior to July 1, 2016

Optional Redemption:	Make-whole call @ T+50 bps prior to July 1, 2016.

	On or after:	Price:
	July 1, 2016	102.500%
	July 1, 2017	101.250%
	July 1, 2018 and thereafter	100.000%

Change of Control Triggering Event:

If a Change of Control Triggering Event occurs, each Holder will have the right to require that the Issuer purchase all or a portion of such Holder’s 2019 Notes at a purchase price equal to 101% of the principal amount of such 2019 Notes plus accrued and unpaid interest to, but excluding, the date of purchase.

Trade Date:	June 10, 2014

Settlement Date:	T+3; June 13, 2014

Distribution:	SEC registered

CUSIP:	45031U BU4

ISIN:	US45031UBU43

Denominations/Multiple:	$2,000 x $1,000

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
J.P. Morgan Securities LLC

Use of Proceeds:

The Issuer will use the net proceeds from the offering of the 2019 Notes and the 2017 Notes, together with cash on hand, to repay in full the approximately $1.32 billion outstanding balance under, and terminate, the 2013 Credit Agreement.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling:

BofA Merrill Lynch	1-800-294-1322 (toll free)

Barclays Capital Inc.	1-888-603-5847 (toll free)

J.P. Morgan Securities LLC	1-800-245-8812 (toll free)

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